UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 10, 2017

GREAT BASIN SCIENTIFIC, INC.

 (Exact name of registrant as specified in its charter)

Delaware	001-36662	83-0361454
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

420 E. South Temple, Suite 520, Salt Lake City, UT

(Address of principal executive offices)

84111

(Zip code)

(801) 990-1055

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

Inability to timely file

Great Basin Scientific, Inc. (the “Company”) is currently unable to meet its payment obligations to certain of its suppliers and service providers and is currently unable to satisfy its ordinary course working capital requirements.  Due to its lack of funds, the Company could not complete the finalization of its financial statements and related disclosures for the quarter ended June 30, 2017, and consequently did not file its Quarterly Report on Form 10-Q within the prescribed time period and will not be able to file the Form 10-Q within 5 calendar days of its prescribed due date.  Because of its lack of funds, there can be no assurance that the Company will continue as a going concern.  See Item 1A – Risk Factors –“Our inability to raise capital on acceptable terms in the future may cause us to delay, diminish, or curtail certain operational activities, including research and development activities, clinical trials, sales and marketing, and other operations, in order to reduce costs and sustain the business, and such inability would have a material adverse effect on our business and financial condition.”, and “We may not be able to continue to operate as a going concern.” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

Temporary furlough

On August 10, 2017, the Company implemented a furlough of 57 employees.  The furlough. encompasses employees throughout the Company including all manufacturing employees as well as Robert Jenison, Chief Technology Officer and Senior Vice President of Research.  The furlough was designed as a cost cutting measure due to lack of funds.   Because of the Company’s lack of funds, there is no guarantee that it will be able to offer the furloughed employees re-employment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT BASIN SCIENTIFIC, INC.

Date: August 16, 2017	By:	/s/ Ryan Ashton
Ryan Ashton
President and Chief Executive Officer